NEWS RELEASE	Investor Contact:
Lisa Mayr
For immediate release	Senior Vice President
July 31, 2008	Investor Relations
(703) 744-1787

Sunrise Files 2007 Form 10-K

Reports Preliminary Selected Financial and Operating Data for Second Quarter 2008

Annual Overhead Cost Savings of $15 to $20 Million Targeted

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that it has filed its Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission (“SEC”). The Company also reported preliminary selected financial and operating data for second quarter 2008. Sunrise will host a conference call and webcast to discuss today’s announcements on Friday, August 1, 2008 at 9:00 a.m. ET.

“We are pleased to have met the bank deadline to file our 2007 Form 10-K, bringing us one step closer to becoming current in our SEC filings,” said Paul Klaassen, founder and chief executive officer of Sunrise. “We have been working through a series of difficult issues and are fortunate to have a strong management team and a good plan in place to help us set a new course for Sunrise.”

“We have a strategic plan in place to focus on the profitability of our core business, scale back new development and reduce overhead and our overall cost structure while continuing to provide excellent service to seniors,” said Mark Ordan, Sunrise’s chief investment and administrative officer. “We will invest judiciously in future growth and manage our existing portfolio efficiently to drive profitability.”

As previously announced, Mark Ordan will become chief executive officer of Sunrise when Paul Klaassen transitions to non-executive chairman of the board, effective at the next annual meeting of Sunrise shareholders expected to take place in November 2008.

The Company reported revenues of $1.7 billion for 2007 and 2006. Net loss for 2007 was $70.3 million, or ($1.41) per fully diluted share as compared to restated net income of $15.3 million, or $0.30 per fully diluted share in 2006. Included in the 2007 pre-tax loss are charges of $177 million related to losses on guarantees, impairments and write downs related to certain of the Company’s ventures, acquisitions and investments as well as losses resulting from the Company’s accounting restatement and related matters. In addition, during the first two quarters of 2008, the Company expects to record $22 million in charges for discontinuation of its condominium projects and $23 million in charges in legal and accounting fees related to the Company’s accounting review and investigations. These items are described in greater detail in the Company’s 10-K filing under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company expects to file its first and second quarter Form 10-Qs for 2008 by August 20, 2008, and September 10, 2008, respectively.

Strategic Plan and Objectives

The Company also announced its strategic plan, which consists of the following key elements:

•	focus on the core business of building and operating high-quality assisted living and memory care communities to drive profitability;
•	strengthen the Company’s existing portfolios to minimize exposure to future losses;
•	reduce corporate expenses and operating cost structure;
•	preserve financial flexibility during difficult capital markets by reducing the Company’s development pipeline as needed; and
•	build Sunrise’s brand and reputation by continuing to provide the highest levels of care and quality.

Sunrise’s previously disclosed development plan for 2008 included a development pipeline of 3,200 to 3,400 units. Based on current capital market conditions, this number is expected to be decreased by up to 50 percent, which includes deferring some projects from 2008 until 2009. Should capital markets improve, the Company will adjust its pipeline accordingly.

As part of its plan to reduce corporate expenses, the Company announced a program that is intended to generate savings of $15 million to $20 million on an annualized basis beginning in 2009. The Company expects to achieve this through reorganization of its corporate cost structure, including implementation of a voluntary separation program for certain team members, as well as a reduction of spending related to administrative processes, vendors, consultants and other areas. Projected savings exclude an estimated restructuring charge of at least $7 million in 2008.

Preliminary Selected Financial and Operating Data for Second-Quarter 2008

•
Revenue under management increased 7.1 percent to $623.5 million as compared to $581.9 million in the prior-year second quarter. The measure "revenue under management" is derived by combining the revenues of Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise (excluding communities managed by Greystone, the Company's developer and professional services provider for non-profit continuing care retirement communities). This increase relates to increased occupancy for communities in lease-up as well as average daily rate growth for stabilized communities.

•
Same-community revenues increased 5.6 percent during the second quarter of 2008, to $320.4 million as compared to $303.2 million in the prior-year second quarter. The increase largely relates to growth in community base rates as well as increased extended care utilization. Sunrise's same-community portfolio consists of communities in which Sunrise has an ownership interest (i.e., consolidated communities and unconsolidated venture communities) that were stabilized in both the second quarter of 2008 and 2007, which Sunrise defines as being open for 12 months or having achieved 95 percent occupancy, whichever occurs first.

•
Average daily rate for the same-community portfolio increased 5.4 percent in the second quarter of 2008 as compared to the prior-year second quarter to $161.96. The Company’s average daily rate includes room rates, extended care fees and community fees. Rate growth was largely due to room rate increases and an increase in the Company's Medicare mix within its skilled nursing area particularly in the same-community consolidated portfolio. Medicare rates are typically higher than private pay for skilled nursing.

•
During the second quarter of 2008, Sunrise opened seven new communities and began construction on three new communities. As of June 30, 2008, the Company had 36 communities under construction, with capacity for an additional 4,600 residents. Five of these communities are projects being developed by Greystone.

•	As of June 30, 2008, Sunrise operated 445 communities with resident capacity for approximately 55,000 residents, located in the United States, Canada, the United Kingdom and Germany.

•
The same-community average occupancy rate was 90.0 percent for the second quarter of 2008 compared to 89.9 percent in the prior-year second quarter. Growth in occupancy was driven by the consolidated portfolio.

•
Same-community operating expenses increased 6.7 percent in the second quarter 2008 to $220.8 million, as compared to $207.0 million in the prior-year second quarter. Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated communities and unconsolidated venture communities consistent. Labor costs increased, largely due to the higher level of extended care services, which require additional labor hours. Same-community operating expense also included increases for food and utilities. These increases were partially offset by a credit related to the Company’s health and dental programs based on favorable loss experience.

Sunrise's management believes that total revenue under management and total same-community revenues, average daily rate, average occupancy rate and total same-community expenses are useful indicators of trends in Sunrise's management business. For such data broken down by consolidated communities and communities in unconsolidated ventures (and also broken down by communities managed for third-party owners, in the case of revenues under management), please refer to the Supplemental Information attached. The preliminary financial data and operating metrics provided herein should not be considered indicative of the results of operations of the Company for the quarter ended June 30, 2008 and 2007. Because the Company has not completed its 2008 quarterly financial statements for the first two quarters of 2008, Sunrise is unable at this time to provide a reasonable estimate of its first or second-quarter 2008 results of operations. In the Company's 2007 Form 10-K filed earlier today, the Company included disclosure regarding 2008 significant developments that were expected to have a financial statement impact during the first and second quarter of 2008. See the Company's 2007 Form 10-K for a discussion of these significant developments.

Cash and Debt

•
On June 30 2008, Sunrise had approximately $230 million of cash and cash equivalents. Of this balance approximately $75 million was unrestricted, $140 million was restricted for use by the Company's self-insurance program and another $15 million was restricted for other purposes. The Company had approximately $380 million in consolidated debt outstanding at the end of the second quarter of 2008. As previously disclosed, on May 7, 2008, the Company received net proceeds of $103 million from mortgage debt financing of 16 owned communities that were previously unlevered.

•
There were $75 million in borrowings and $26 million in letters of credit outstanding under the Company's bank credit facility as of June 30, 2008. The Company had availability for borrowing under the line of approximately $59 million at June 30, 2008. See the Company's 2007 Form 10-K for additional information regarding several amendments to the Company's bank credit facility entered into during the first two quarters of 2008.

•	Sunrise believes that it has sufficient liquidity under its bank credit facility and unrestricted cash balances to support the Company's operations and strategic plan over the next twelve months.

Conference Call and Webcast

Sunrise will host a conference call and webcast discussing the 2007 Form 10-K filing, the second-quarter 2008 preliminary selected financial and operating data, and the other matters discussed in this press release at 9:00 a.m. ET on Friday, August 1, 2008. The call-in number for the conference call is 1-800-289-0437 or (913) 312-1452 (no password required). Those interested may also go to the Investor Relations section of the Company's Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until August 8, 2008, by dialing 1-888-203-1112 or (719) 457-0820 (passcode 7439336); a replay will also be available on Sunrise's Web site until September 1, 2008.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2008, Sunrise operated 445 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 55,000 residents. At quarter end, Sunrise also had 36 communities under construction in these countries with a combined capacity for 4,600 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the Company’s ability to achieve the anticipated savings from its cost-savings program; the time required for the Company to prepare, file, complete or amend its Form 10-Qs for the first two quarters of 2008 and any required Form 10-Qs for the first three quarters of 2007; any related costs, expenses or consequences, and for Ernst & Young L.L.P. to review the Form 10-Qs; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax return for the tax year ended December 31, 2006 and employment tax returns for 2004, 2005 and 2006; the status of the exploration of strategic alternatives; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information and for complying with certain financial covenants; Sunrise’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in Sunrise’s critical accounting estimates; risk of further write-downs or impairments of its assets; risk of future fundings of guarantees and other support arrangements to some of its ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; risk associated with any new service offerings; development and construction risks; risks associated with past or any future acquisition; compliance with government regulations; risk of new legislation or regulatory developments; business conditions; competition; changes in interest rates; unanticipated expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Sunrise Senior Living, Inc.
Supplemental Information
As of June 30, 2008
($ in thousands except average daily rate)

	Communities		Unit Capacity		Resident Capacity
	Q2 08	Q2 07	Q2 08	Q2 07	Q2 08	Q2 07
Community Data (1,2)
Communities managed for
third-party owners
(excluding Greystone)	152	162	15,509	16,661	16,966	18,195
Communities in ventures	206	194	20,409	19,270	23,027	21,782
Communities consolidated	65	62	8,557	8,278	8,940	8,573
Greystone-managed communities	22	17	5,850	4,631	5,850	4,631
Total communities
operated	445	435	50,325	48,840	54,783	53,181

Percentage of Total
Operating Portfolio
Assisted Living			73%	73%
Independent Living			22%	22%
Skilled Nursing			5%	5%
Total			100%	100%

Selected Operating Results
Same-Community Owned Portfolio
Operating Results (3,4,5)	Q2 08	Q2 07	% change

Total Same-Community Portfolio
Number of Communities	205	205
Unit Capacity	21,965	21,965
Resident Capacity	24,161	24,161
Community Revenues	$320,359	$303,229	5.6%
Community Operating Expenses	$220,838	$207,025	6.7%
Average Daily Rate	$161.96	$153.70	5.4%
Average Occupancy Rate	90.0%	89.9%	0.1%

Communities in ventures
Number of Communities	146	146
Unit Capacity	13,933	13,933
Resident Capacity	15,763	15,763
Community Revenues	$218,979	$208,282	5.1%
Facility operating expenses	$144,897	$136,003	6.5%
Average Daily Rate	$170.35	$161.52	5.5%
Average Occupancy Rate	89.6%	90.1%	-0.6%

Communities consolidated
Number of Communities	59	59
Unit Capacity	8,032	8,032
Resident Capacity	8,398	8,398
Community Revenues	$101,380	$94,947	6.8%
Facility operating expenses	$75,941	$71,022	6.9%
Average Daily Rate	$146.38	$138.94	5.4%
Average Occupancy Rate	90.7%	89.3%	1.6%

Supplemental Information (continued)
As of June 30, 2008
($ in thousands except average daily rate)

Total Portfolio Revenues under
Management			Q2 08	Q2 07

Communities in ventures			$288.8	$254.4	13.5%
Communities consolidated			108.9	101.4	7.4%
Communities managed
(excluding Greystone)			225.8	226.1	(0.1%)
Total revenue of communities
under management			$623.5	$581.9	7.1%

Development Communities to
be Opened (# Communities)
	Q3 08	Q4 08	Q1 09	Q2 09	Total

Consolidated communities	2	-	1	1	4
Venture communities	2	4	9	2	17
Greystone communities	-	1	2	-	3
	4	5	12	3	24

Development Communities to
be Opened (# Residents)
	Q3 08	Q4 08	Q1 09	Q2 09	Total

Consolidated communities	156	-	115	142	413
Venture communities	301	750	821	154	2,026
Greystone communities	-	344	531	-	875
	457	1,094	1,467	296	3,314

Notes

(1) During the second quarter of 2008, Sunrise opened seven communities. There were also three management contracts terminated in the second quarter.

(2) There are certain communities that operate under multiple licenses and have multiple buildings on the same grounds, some of which the Company acquired in our acquisition of Marriott Senior Living Services in 2003. These communities were previously counted as more than one community in our community count. We have now determined that we will count all communities with more than one licensed building as one community resulting in a reduction in the community count by 18 communities for 2007 in order to better reflect the way the communities are managed. There is no change in resident capacity counts and no impact on financial reporting related to the change. All references to the number of communities, regardless of period, reflect this change.

(3) Same-community portfolio consists of all communities in which Sunrise has an ownership interest in and that were open for at least 12 months or had achieved 95% occupancy (whichever was sooner) as of the second quarter of 2008. This includes consolidated communities and communities in ventures.

(4) Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(5) Average daily rate now includes resident room fees, extended care fees and community fees. Average daily rate was adjusted retroactively to include community fees, which are amortized over a one-year period.